Exhibit 3.68

CERTIFICATE OF INCORPORATION

OF

WCK-L HOLDINGS, INC.

FIRST: The name of the corporation is: WCK-L HOLDINGS, INC.

SECOND: The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same may be amended from time to time (“GCL”).

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value.

FIFTH: The name and mailing address of the incorporator is Victor A. Pollak, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

SEVENTH: The election of directors need not be by written ballot.

EIGHTH: The corporation shall indemnify, and advance expenses to, each director, officer, trustee, employee or agent of the corporation and each person who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the manner and to the fullest extent provided in Section-145 of the GCL as the same now exists or may hereafter be amended. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or any successor provision, or (iv) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED, being the incorporator hereinabove named, for the purposes of forming a corporation pursuant to the GCL, does hereunto set his hand and seal this 7th day of November 1990.

/s/ Victor A. Pollak
Victor A. Pollak, Incorporator